As filed with the Securities and Exchange Commission on November 9, 2018

Registration No. 333- 204604

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO FORM S-3 REGISTRATION STATEMENT NO. 333-204604

UNDER THE SECURITIES ACT OF 1933

K2M Group Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	27-2977810
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

751 Miller Drive SE

Leesburg, VA 20175

(703) 777-3155

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Eric D. Major

President

751 Miller Drive SE

Leesburg, VA 20175

(703) 777-3155

(Name and address and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 to the Registration Statement on Form S-3, Registration No. 333-204604 (the “Registration Statement”), which registered the offering of an indeterminate amount of the common stock, $0.001 par value per share, of K2M Group Holdings, Inc. (the “Company”) to be sold from time to time in one or more offerings up to a total dollar amount of $100,000,000.00, and 19,940,500 shares of common stock, $0.001 par value per share, for resale by certain selling stockholders of the Company, is being filed in order to deregister securities remaining unsold under such Registration Statement.

On November 9, 2018, pursuant to that certain Agreement and Plan of Merger, dated as of August 29, 2018 (the “Merger Agreement”), by and among the Company, Stryker Corporation, a Michigan corporation (“Parent”), and Austin Merger Sub Corp., a Delaware corporation and a wholly owned direct or indirect subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Company (the “Merger”), with the Company surviving the Merger as the surviving corporation and as a wholly owned direct or indirect subsidiary of Parent. As a result of the Merger, among other things, each outstanding share of the Company’s common stock (other than shares to be cancelled in accordance with the Merger Agreement and any dissenting shares, if any) was cancelled and converted into the right to receive $27.50 in cash, without interest, subject to any applicable withholding taxes.

As a result of the Merger, the Company has terminated any offering of the Company’s securities pursuant to the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all of such securities of the Company registered but unsold under the Registration Statement, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Leesburg, state of Virginia, on this 9th day of November, 2018.

K2M GROUP HOLDINGS, INC.

By:	/s/ Eric D. Major
Name:	Eric D. Major
Title:	President

Note: No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.